Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2015 Results

CHARLOTTE, NC, March 8, 2016-- Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for fourth quarter and full year ended December 31, 2015.

Fourth Quarter Highlights

•	Net investment income of $7.4 million, or $0.47 per share
•	Originated $35.0 million of investments during the quarter with a weighted average yield on debt investments of 12.1%
•	Net assets as of December 31, 2015 of $268.8 million, or $17.04 per share
•	Paid $0.62 of distributions per share during the quarter, of which $0.15 represented the final portion of the special distribution previously declared by our Board of Directors
•	Repurchased 150,808 shares of stock, representing approximately 1.0% of the shares outstanding at quarter end

Full Year Highlights

•	Completed offering of 3,500,000 shares for total gross proceeds of $64.1 million in April
•	Originated $260.6 million of investments, received repayments of $142.7 million, for net deployments of $117.9 million
•	Reduced equity concentration to 16.8% of portfolio, based on December 31, 2015 fair values, down from 23.2% at December 31, 2014
•	Net investment income of $25.3 million, or $1.67 per common share
•	Paid distributions of $2.38 per share, of which $0.50 represented a special distribution
•	Repurchased 774,858 shares of stock, representing approximately 4.9% of the shares outstanding at year end
•	Launched our Senior Loan Fund Program, created to invest in a diverse portfolio of liquid, non-investment grade bank loans

Management Commentary

In describing the Company’s fourth quarter and full year activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report that we covered our fourth quarter regular distribution with net investment income, a high priority of management. In addition, we continue to demonstrate alignment with shareholders, evidenced by share repurchases for the year totaling approximately 5% of shares outstanding, significant open market purchases during the year by management and our Board of Directors, along with the recently announced incentive fee waiver. The waiver became effective for the fourth quarter of 2015, and will continue for 2016. Our portfolio team is actively engaged in an effort to reduce our level of non-performing investments, mostly related to energy. We remain focused on making quality investments with proper risk adjusted returns.”

Fourth Quarter 2015 Financial Results

During the fourth quarter of 2015, the Company originated approximately $35.0 million of new investments, and received approximately $16.1 million of repayments.

Total investment income was $16.5 million for the fourth quarter of 2015, compared to $13.5 million for the same period in 2014. Interest, fee and PIK income collectively were $2.5 million higher in the fourth quarter of 2015 compared to 2014, resulting from a larger investment portfolio. All other income, including dividend income, increased by $0.6 million for the comparable period.

Total expenses for the fourth quarter of 2015 were $9.1 million, compared to $8.4 million for the comparable period in 2014. The increase of $0.7 million is attributable to (1) an increase in interest and financing expenses of $0.4 million, (2) an increase of $0.4 million in management fees, (3) an increase of $0.5 million related to the incentive fee, net of the waiver, not being earned in the fourth quarter of 2014, and (4) a decrease of $0.5 million related to general and administrative expenses.

Net investment income for the fourth quarter of 2015 was $7.4 million, or $0.47 per share, compared to $5.1 million, or $0.39 per share, for the same period in 2014.

Net realized losses totaled $3.7 million, or $0.23 per share, for the fourth quarter of 2015, compared to net gains of $2.2 million for the same period in 2014. During the quarter, the Company realized losses related to Sparus Holdings, Inc. ($3.4 million), and American Exteriors, LLC ($0.4 million), partially offset by immaterial net gains of $0.1 million.

Net unrealized depreciation totaled $12.6 million, or $0.80 per share, for the fourth quarter of 2015, compared to depreciation of $18.5 million, or $1.42 per share, for the fourth quarter of 2014. During the fourth quarter of 2015, energy investments depreciated by $9.2 million, while the remainder of the portfolio collectively depreciated by approximately $3.4 million.

The net decrease in net assets resulting from operations was $8.9 million for the fourth quarter of 2015, or $0.57 per share, compared to a net decrease of $11.2 million, or $0.86 per share, for the same period in 2014.

Full Year 2015 Financial Results

During 2015, the Company originated $260.6 million of new investments, compared to $216.3 million during 2014. Net investments were $117.9 million in 2015, and were $136.1 million in 2014.

Total investment income was $64.0 million for the year ended December 31, 2015, compared to $49.5 million for the same period in 2014. Interest, fee and PIK income increased by $20.0 million, and was partially offset by a $5.5 million decrease in dividend income.

Total expenses for the year ended December 31, 2015 were $38.6 million, $9.1 million higher than 2014. Interest and financing expenses increased by $5.6 million, mostly related to the notes offering completed in June 2014. Management and incentive fees, net of the waivers, increased by $3.7 million, while other operating expenses decreased by $0.2 million.

Net investment income for the year ended December 31, 2015 was $25.3 million, or $1.67 per share, compared to $20.0 million, or $1.54 per share, for the same period in 2014.

Net realized gains totaled $5.4 million, or $0.36 per share, for the year ended December 31, 2015, compared to $0.8 million, or $0.06 per share, for the same period in 2014.

Net unrealized depreciation totaled $16.9 million, or $1.11 per share, for the year ended December 31, 2015, compared to net unrealized depreciation of $24.2 million, or $1.87 per share, in 2014.

The net increase in net assets resulting from operations was $13.9 million, or $0.91 per share, for the year ended December 31, 2015, compared to a net decrease in net assets resulting from operations of $3.4 million, or $0.27 per share, for the same period in 2014.

Net assets at December 31, 2015 were $268.8 million, or $17.04 per share, compared to $240.8 million, or $18.56 per share, at December 31, 2014.

Investment Portfolio

As of December 31, 2015, our portfolio consisted of 57 companies with a fair market value of $592.5 million and a cost basis of $570.2 million. Senior secured debt investments represented 36.9% of the portfolio, subordinated debt investments represented 43.3% of the portfolio, equity/warrant investments represented 16.8% of the portfolio, and the investment in Capitala Senior Liquid Loan Fund I, LLC represented 3.0% of the portfolio, based on fair values at December 31, 2015. On a cost basis, equity investments comprised 9.5% of the portfolio at December 31, 2015.

The fair value of the Company’s five energy investments totaled $52.0 million at December 31, 2015, representing 8.8% of the portfolio. During the fourth quarter of 2015, the Company recorded unrealized depreciation of $9.2 million on its energy investments. In the aggregate, the fair value of our energy investments is 70.0% of the cost basis, at December 31, 2015.

At December 31, 2015, we had debt investments in five portfolio companies on non-accrual status with a fair value and cost basis of $28.0 million and $47.1 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 4.7% and 8.3%, respectively, of the portfolio at December 31, 2015. At December 31, 2014, the fair value of the non-accrual investments was $0, with a cost basis of $3.4 million.

Liquidity and Capital Resources

At December 31, 2015, the Company had $34.1 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $184.2 million with an annual weighted average interest rate of 3.45%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At December 31, 2015, the Company had $70 million outstanding and $50.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018. During the quarter ended December 31, 2015, the Company repurchased 150,808 shares of common stock, which is approximately 1.0% of the shares outstanding at year end.

Subsequent Events

On January 12, 2016, the Company invested $24.0 million of subordinated debt and equity in Eastport Holdings, LLC. The subordinated debt has a cash rate of LIBOR + 13.0% with a 0.5% floor.

On January 26, 2016, the Company funded $2.8 million in the existing commitment for Community Choice Financial, Inc. senior secured revolving debt.

On February 29, 2016, the Company received $6.3 million from the sale of its investment in Crowley Holdings, Inc. The Series A Income Preferred Shares were sold at par plus accrued dividends.

Fourth Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday March 9, 2016. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share data)

	As of
	December 31, 2015	December 31, 2014

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $391,031 and $219,163, respectively)	$404,513	$236,804
Affiliate investments (amortized cost of $99,290 and $154,552, respectively)	117,350	171,471
Control investments (amortized cost of $79,866 and $67,440, respectively)	70,593	72,062
Total investments at fair value (amortized cost of $570,187 and $441,155, respectively)	592,456	480,337
Cash and cash equivalents	34,105	55,107
Interest and dividend receivable	5,390	3,113
Due from related parties	256	518
Prepaid expenses	503	515
Other assets	108	274
Total assets	$632,818	$539,864

LIABILITIES
SBA debentures (net of deferred financing costs of $3,537 and $4,192, respectively)	180,663	188,008
Notes (net of deferred financing costs of $3,583 and $4,101, respectively)	109,855	109,337
Credit Facility (net of deferred financing costs of $1,649 and $1,709, respectively)	68,351	(1,709)
Due to related parties	6	8
Management and incentive fee payable	1,687	159
Interest payable	2,987	2,902
Accounts payable and accrued expenses	467	322
Total liabilities	364,016	299,027

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,777,345 and 12,974,420 common shares issued and outstanding, respectively	158	130
Additional paid in capital	239,104	188,408
Accumulated undistributed net investment income	8,570	12,314
Accumulated undistributed net realized gain (loss) from investments	(1,299)	803
Net unrealized appreciation on investments	22,269	39,182
Total net assets	268,802	240,837

Total liabilities and net assets	$632,818	$539,864

Net asset value per share	$17.04	$18.56

Derived from audited financial statements

Capitala Finance Corp.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014

Investment Income
Interest and fee income
Non-control/Non-affiliate investments	$10,395	$6,039	$39,535	$16,209
Affiliate investments	2,243	4,690	11,589	17,105
Control investments	1,396	1,545	5,406	5,804
Total interest and fee income	14,034	12,274	56,530	39,118
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	1,197	311	2,644	937
Affiliate investments	101	213	1,363	1,169
Control investments	229	247	1,077	727
Total payment-in-kind interest income	1,527	771	5,084	2,833
Dividend income:
Non-control/Non-affiliate investments	155	152	617	1,818
Affiliate investments	29	29	115	774
Control investments	545	232	1,369	4,965
Total dividend income	729	413	2,101	7,557
Other Income	256	-	256	-
Interest income from cash and cash equivalents	1	3	5	20
Total investment income	16,547	13,461	63,976	49,528

Expenses
Interest and financing expenses	4,896	4,505	19,022	13,375
Base management fee	2,812	2,459	10,590	9,289
Incentive fees	1,587	-	6,043	2,838
General and administrative expenses	903	1,427	4,052	4,298
Expenses before fee waivers	10,198	8,391	39,707	29,800
Management fee waiver	-	-	-	(238)
Incentive fee waiver	(1,058)	-	(1,058)	-
Total expenses net of fee waivers	9,140	8,391	38,649	29,562

Net Investment Income	7,407	5,070	25,327	19,966

Realized and unrealized gains (losses) on investments
Net realized gains (losses) from investments
Non-control/non-affiliate investments	(546)	1,406	8,758	2,564
Affiliate investments	(3,359)	861	(9,109)	(1,843)
Control investments	200	(62)	5,787	111
Total realized gains (losses) from investments	(3,705)	2,205	5,436	832
Net unrealized appreciation (depreciation) on investments	(12,620)	(18,453)	(16,913)	(24,238)
Net gains (losses) on investments	(16,325)	(16,248)	(11,477)	(23,406)

Net increase (decrease) in net assets resulting from operations	$(8,918)	$(11,178)	$13,850	$(3,440)

Net increase (decrease) in net assets per share resulting from	$(0.57)	$(0.86)	$0.91	$(0.27)
operations-basic and diluted

Weighted average common stock outstanding-basic and diluted	15,780,433	12,974,420	15,210,577	12,974,420

Distributions paid per share	0.47	0.47	2.38	1.88

Derived from audited financial statements